                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                 Commission File Number  0-10815
                                                                        --------

(CHECK ONE):
[] Form 10-K and Form 10-KSB [] FORM 11-K [] FORM 20-F [X] FORM 10-Q and Form 10-QSB [] Form N-SAR

      For Period Ended: JUNE 3, 1995
                        ------------


[] Transition Report on Form 10-K and Form 10-KSB
[] Transition Report on Form 20-F
[] Transition Report on Form 11-K
[] Transition Report on Form 10-Q and Form 10-QSB
[] Transition Report on Form N-SAR


      For the transition period ended __________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________
_______________________________


                                     PART I
                             REGISTRANT INFORMATION

      Full name of registrant    CERTIFIED GROCERS OF CALIFORNIA, LTD.
                             -----------------------------------------

      Former name if applicable

      ------------------------------------------------------

      Address of principal executive office

      2601 S. EASTERN AVENUE
      ------------------------------------------------------------

      City, State and Zip Code
      LOS ANGELES, CALIFORNIA, 90040
      --------------------------------------------------------------

                                     PART II
                            RULES 12b-25 (b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

      [X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      [X]   (b)     The subject annual report, semi-annual report, transition
report on forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      [ ]   (c)     The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report thereof could not be filed within the prescribed time period.

1. During the third quarter ending June 3, 1995, the Company implemented additional modifications to its financial and operating systems in order to accommodate the merged operations of Grocers Specialty Company into the Company's corporate warehouse facility in Los Angeles, California. Accordingly, additional time in consolidating financial detail is required in order to complete the financial information for the filing of the 10-Q.

                                     PART IV
                                OTHER INFORMATION
       (1)Name and telephone number of person to contact in regard to this notification.

                   DANIEL T. BANE     213       726-2601
                   ------------------------------------------
                      (NAME)  (AREA CODE)   (TELEPHONE NUMBER)

      (2) Have all other periodic reports required (under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).                                               [X] YES [ ] NO

      (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof?                                                  [ ] YES [X] NO

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      CERTIFIED GROCERS OF CALIFORNIA, LTD.
                      (REGISTRANT AS SPECIFIED IN CHARTER)

      Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  July 18, 1995          By              DANIEL T. BANE
    ------------------------   -----------------------------------------------
                                              Daniel T. Bane
                                Senior Vice President, Chief Financial Officer
                                        and Chief Executive Officer




                                    ATTENTION

      Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).